Exhibit 99.1

Spartan Motors Announces Addition of Jeri Isbell to its Board of Directors

New Independent Director Further Strengthens Spartan’s Board

CHARLOTTE, Mich., July 17, 2018 – Spartan Motors, Inc. (NASDAQ:SPAR) ("Spartan" or the "Company"), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that Jeri L. Isbell has been appointed to the Company’s Board of Directors, effective July 13, 2018. Isbell was also appointed to the Board’s Compensation Committee.

James Sharman, Chairman of the Board, commented on Ms. Isbell’s appointment, “We are pleased to welcome Jeri to Spartan’s Board of Directors. As a seasoned Human Resources and Finance Officer, her expertise is a rare combination in the corporate world and we look forward to her contribution to our Board.”

Ms. Isbell is an experienced CHRO and finance executive who put Lexmark International, Inc. at the forefront of U.S. companies adopting innovative workforce practices and policies. During her 25-year tenure at Lexmark, she held a variety of senior roles, including Chief Human Resources Officer, Vice President of Compensation and Benefits, Vice President of Finance and Division Chief Financial Officer, and U.S. Controller. Ms. Isbell began her career at IBM. Ms. Isbell currently serves as a director of Atkore International, where she chairs the compensation committee and is a member of the audit committee, and SiteOne Landscape Supply Inc., where she chairs the Compensation Committee and serves on the Nominating and Governance Committee. She also serves on The Nature Conservancy (Kentucky Chapter), and the Graduate Degrees for Minorities in Engineering and Science (GEM) Consortium. Ms. Isbell earned a Masters of Business Administration from Xavier University, a Bachelor of Business Administration in Accounting from Eastern Kentucky University, and is a Certified Public Accountant. She is a 2018 inductee into the Hall of Distinguished Alumni of Eastern Kentucky University.

"It is an exciting time to join Spartan Motors team as they deliver against their strategic growth plans into 2020,” commented Ms. Isbell. “I look forward to working with my fellow directors and making an immediate impact towards achieving the Company’s long-term strategic vision.”

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer, and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies, and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces, and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal, and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

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Spartan Motors, Inc.

CONTACT:

Media:	Investors:
Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862

Spartan Motors, Inc.